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                                                                  EXHIBIT 99.1

[WINDROSE LOGO]


PRESS RELEASE


Contact:                                       Investors/Media:
Windrose Medical Properties Trust              The Ruth Group
Fred Farrar                                    Stephanie Carrington/Jason Rando
President and COO                              646 536-7017/7025
317 860-8213                                   scarrington@theruthgroup.com
                                               jrando@theruthgroup.com


 Windrose Medical Properties Trust's Underwriters Exercise Over-Allotment Option


Indianapolis, Indiana, March 31, 2005 - Windrose Medical Properties Trust (NYSE:
WRS), a self-managed specialty medical properties REIT, announced today that the underwriters of the Company's recent public offering have exercised the over-allotment option to purchase 253,500 shares of common stock at the public offering price of $13.91 per share. The closing of the over-allotment option occurred on March 31, 2005. As a result of the exercise, the Company received additional net proceeds, after underwriting discounts and commissions, of approximately $3.34 million, which resulted in total net proceeds from the offering of approximately $25.60 million.

Robert W. Baird & Co. Incorporated, Ferris, Baker Watts, Inc. and Stifel, Nicolaus & Company, Inc. acted as underwriters and co-managers. Robert W. Baird & Co. Incorporated was sole book-running manager. J.J.B. Hilliard, W.L. Lyons, Inc. also served as an underwriter.

Copies of the prospectus supplement relating to the offering may be obtained by contacting Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, Milwaukee, WI 53201.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale or an offer to buy these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT WINDROSE
Windrose is a self-managed Real Estate Investment Trust (REIT) based in Indianapolis, Indiana with offices in Nashville, Tennessee. Windrose was formed to acquire, selectively develop and manage specialty medical properties, such as medical office buildings, outpatient treatment and diagnostic facilities, physician group practice clinics, ambulatory surgery centers and specialty hospitals and treatment centers.

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Windrose Medical Properties Trust's Underwriters Exercise Over-Allotment Option
March 31, 2005                                                          Page 2


SAFE HARBOR
Some of the statements in this news release constitute forward-looking statements. Such statements include, in particular, statements about our beliefs, expectations, plans and strategies that are not historical facts. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond our control, which may cause our actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from current expectations include financial performance and condition of our lessees, adverse changes in healthcare laws, changes in economic and general business conditions, competition for specialty medical properties, our ability to finance our operations, the availability of additional acquisitions, regulatory conditions and other factors described from time to time in filings we make with the Securities and Exchange Commission. The forward-looking statements contained herein represent our judgment as of the date hereof and we caution readers not to place undue reliance on such statements. We do not undertake to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.